UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2017

PETROSHARE CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-37943 (Commission File Number)	46-1454523 (I.R.S. Employer Identification No.)

9635 Maroon Circle, Suite 400

Englewood, Colorado 80112

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (303) 500-1160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 8, 2017, PetroShare Corp. (the “Company”) entered into a letter agreement (“Agreement”) with Providence Energy Partners III, LP (“PEP III”), the lender under the Company’s supplemental line of credit, and Providence Energy Operators, LLC (“PEO”), another lender and holder of an option to participate with the Company in the acquisition of the Company’s oil and gas properties. Pursuant to the Agreement, PEP III agreed to modify the Company’s supplemental line of credit and the Company agreed to expand the area of mutual interest (“AMI”) established under the participation agreement between the Company and PEO dated May 13, 2015 (“Participation Agreement”).  The Agreement extends the maturity date of the supplemental line of credit, including approximately $3.6 million in outstanding principal and all accrued interest, from June 13, 2017 until July 18, 2017, and increases the interest rate on the line from 8% to 10%, effective immediately.  The Agreement also provides that, subject to negotiation and execution of formal documentation, the maturity date of the supplemental line of credit may be extended to December 27, 2017.

In exchange for PEP III extending the maturity date of the supplemental line of credit, the Company agreed to expand, and possibly extend, the option granted to PEO under the Participation Agreement.  If the supplemental line of credit is not paid by July 18, 2017 (the “Initial Extension Date”), the option granted to PEO to acquire up to 50% of any properties the Company acquires within the AMI would be expanded and extended.  Currently, the AMI covers an entire township in which a part of the Company’s Todd Creek Farms prospect is located along with a one mile boundary around the entire township.  The “Expanded AMI” established under the Agreement would include the original AMI plus three and one-half additional townships in which parts of the Company’s South Brighton prospect are located and one additional township and a one-mile boundary around that township in which parts of the Company’s Northern Wattenberg prospect are located.  In addition to expanding the AMI, the Agreement would extend the term of the Participation Agreement for an additional year, until June 1, 2019.

The Company and PEO also granted PEP III, subject to execution of formal documentation, an option to participate in acquisitions within the Expanded AMI.  If the supplemental line of credit is not paid in full by the Initial Extension Date, each of the Company’s and PEO’s option under the Participation Agreement would be reduced to 45% and, subject to certain minimum acreage requirements, PEP III would obtain an option to acquire up to 10% of any properties the Company acquires within the Expanded AMI.  PEP III’s option would be in effect so long as the supplemental line of credit remains outstanding.

If the supplemental line of credit is repaid by the Initial Extension Date, the AMI established under the Participation Agreement would still be expanded, but to a lesser extent.  In addition to the original AMI, the “Limited Expansion AMI” would include any new acreage acquisitions within any actual or proposed drilling spacing unit not to exceed 1280 acres which includes, or is in an adjacent section that includes, acreage currently owned by the Company in townships within which the Company’s South Brighton or Northern Wattenberg prospects are located. The option in favor of PEO within the Limited Expansion Area would terminate on the original termination date, May 13, 2018.

The parties have agreed to work in good faith to negotiate and execute definitive documents to implement the terms and conditions of the Agreement prior to the Initial Extension Date.  The summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01                                           Financial Statements and Exhibits.

See the Exhibit Index at the end of this report for a listing of the exhibits filed with this report.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PetroShare Corp.

Date: June 9, 2017	By:	/s/ Paul D. Maniscalco
Paul D. Maniscalco, Chief Financial Officer

Exhibit Index

The following is a list of the Exhibits filed with this report.

Exhibit
Number	Description of Exhibit

10.1	Letter Agreement between the Company, Providence Energy Partners III, LP and Providence Energy Operators, LLC effective June 8, 2017